Exhibit 10.36
Execution Version
2009 CONSULTING AGREEMENT
     THIS 2009 CONSULTING AGREEMENT (this “Agreement”) by and among ORIGEN FINANCIAL, INC., a Delaware corporation (“Parent”), ORIGEN FINANCIAL L.L.C., a Delaware limited liability company (the “Company”) and MARK LANDSCHULZ (“Consultant”) is made and entered into on May 1, 2009, and for all purposes shall be effective on April 4, 2009 (the “Effective Date”).
RECITAL:
     A. Company and Consultant are parties to that certain Employment Agreement dated December 28, 2006, amended July 1, 2008 and expiring October 7, 2009 (the “Employment Agreement”).
     B. Company and Consultant acknowledge that pursuant to the Company’s Asset Disposition and Management Plan, which was approved by the Company’s shareholders in June, 2008, and subsequently implemented by the Company, the nature of the business of the Company has changed dramatically during 2008, including: (1) the sale of the Company’s unsecuritized loan portfolio; (2) the sale of the Company’s servicing assets and platform; (3) the sale of certain bond assets; (4) the refinancing of the Company’s senior debt; (5) the sale of the Company’s origination platform; and (6) the downsizing of the Company’s workforce from over 300 employees to approximately 23 current employees with the expectation that the employee force will normalize at 8 employees with several consultants by the third quarter of 2009.
     C. In light of the dramatic changes to the Company’s business and consequential changes in its need for management services, Company and Consultant desire to modify Consultant’s rights, duties and obligations under the Employment Agreement so that the Employment Agreement shall terminate in its entirety upon the effectiveness of this Agreement. From and after the Effective Date Consultant will be engaged as a consultant of the Company, will receive payments accrued and owing under the provisions of the Employment Agreement pursuant to the provisions of this Agreement and will be compensated for services going forward pursuant to the terms of this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:
     1. Termination of Employment Agreement and Payments to Consultant.
          (a) Parent, the Company and Consultant each hereby agrees that the Employment Agreement is terminated and of no further force or effect, effective at the close of business on the day immediately preceding the Effective Date. From the Effective Date forward all aspects of the consulting and compensation agreements between the Company and Consultant will be governed by the provisions of this Agreement.
          (b) In recognition of Consultant’s performance as Executive Vice President, Portfolio Management of the Company in preserving the Company’s and Parent’s assets during the difficult 2008 economic climate, the Board of Directors has granted, and the Company agrees to pay, to Consultant a bonus of $150,000, to be paid on October 5, 2009.
          (c) The termination of the Employment Agreement and any termination of this Agreement shall not in any way negate or relieve the Company’s obligation to pay Consultant the $825,000 change-of-control payment which was earned in 2008 under the terms of the Employment Agreement and will be paid to Consultant on July 1, 2009.

          (d) Company shall pay to Consultant any unpaid accrued salary up to the Effective Date, shall pay Consultant all accrued vacation pay and shall pay Consultant monthly for COBRA payments in respect of medical/dental benefits through September 2010.
          (e) The Company shall pay Consultant the amounts due him under the Company’s Capital Accumulation Plan in the amount of $280,000 on November 15, 2011.
     2. Term of Consultancy.
          (a) Subject to the provisions for termination provided in this Agreement, the term of Consultant’s engagement under this Agreement (the “Initial Term,” and, together with any extension thereto pursuant to Section 2(c) below, the “Term”) shall commence on the Effective Date and shall continue thereafter until March 31, 2011 (the “Expiration Date”).
          (b) Company and Consultant each acknowledges and agrees that, in accordance with the terms of Section 7 below, Consultant’s engagement may be terminated, for any reason or for no reason at all, upon not less than sixty (60) days prior written notice of termination by Consultant or Company.
          (c) The Term of this Agreement shall be extended upon sixty (60) days prior notice to Consultant from the Company for one (1) year beginning (i) at the end of the Initial Term (the “First Extended Term”), (ii) at the end of the First Extended Term (the “Second Extended Term”), and (iii) at the end of the Second Extended Term (the “Third Extended Term”). The last day of the Initial Term, the First Extended Term, the Second Extended Term and the Third Extended Term are each referred to in this Agreement as a “Contract Term Date”.
     3. Consulting Services and Duties.
          (a) Company agrees to engage Consultant, and Consultant accepts the engagement, on the terms and subject to the conditions set forth below. During the Term, Consultant shall perform consulting services (the “Services”) for the Company, and shall do and perform diligently all such services, acts and things and duties as reasonably may be requested from time to time by the Board of Directors of Company (the “Board”) or by the CEO of the Company, which duties shall be consistent with Consultant’s range of responsibilities as set forth below:
•    While not a regimented program without flexibility, the nature and types of the principal specific functional activities of the Company are portfolio management as set forth in the attached Appendix B (“Portfolio Management”). Consultant will have general oversight responsibility for Portfolio Management and will report to the CEO. Consultant is responsible to make sure that these functions are carried out, supervise their execution and meet with the portfolio team to strategize and deal with issues affecting the Company’s assets as they arise.
•   “Eye on the market"- Consultant will keep himself informed and will observe and follow all material developments in relevant markets that could affect the Company’s business and assets.
•   Consultant will maintain relationships for the Company with financing sources, rating agencies and potential buyers of the Company’s assets. This may require meetings, travel, regular calls and direct written communications as prudent and necessary.
•   Consultant will seek and promote strategic initiatives-such as replacement or termination of Ambac guarantees, servicing performance by Green Tree Servicing LLC or any successor servicer, sale or refinancing of the Citi bonds, sales of residual interests, a possible sale of the Company, refinancing of debt, managing securitization calls, and other asset preservation or disposition opportunities, and will report on these activities to the CEO and the Board regularly.
          (b) In his position as a consultant during the Term, Consultant agrees to discharge the same fiduciary duties of loyalty and care and to conduct his activities in good faith in the same manner and to the same standard as is required of an officer of the Company and Parent.
          (c) For service as a senior consultant to the Company and Parent, the Company and Parent each hereby indemnifies Consultant to the full extent of the indemnities provided to officers and directors of the Company and Parent, respectively, under the applicable indemnification provisions of the Certificate of Formation of Company and the Certificate of Incorporation of the Parent, respectively, as each may be amended from time to time, and to the fullest extent permitted under Delaware law. Company agrees that, to the extent reasonably available, Consultant will be named as an additional insured under Company’s Directors’ and Officers’, Errors and Omissions and other similar insurance policies during the Term and Company will provide verification of such coverage to Consultant.
     4. Devotion to Company’s and Parent’s Business. The Consultant shall devote his best efforts, knowledge, skill, and such portion of his productive time, ability and attention to the business of the Company during the Term as may be necessary to adequately and professionally discharge his duties and responsibilities under this Agreement; provided, however, nothing in this Agreement shall require Consultant to perform services at specific regular times or amounts of time or at a specific place or places, nor prohibit Consultant from taking employment or from any other activities, so long as Consultant adequately performs his duties and responsibilities under this Agreement and observes his fiduciary duties to the Company, Parent and Parent’s shareholders.
     5. Compensation. As compensation for the services to be performed by Consultant under this Agreement, Company shall pay to Consultant, during the Term, a monthly consulting fee payable, in accordance with Company’s usual pay practices (and in any event no less frequently than monthly), at the rate of:
          (a) Twenty-five Thousand and 00/100 Dollars ($25,000.00) per month for the period beginning on the Effective Date and ending at expiration of the Initial Term;
          (b) A retention bonus (“Retention Bonus”) in the amount of $365,000.00 on the Expiration Date; provided, however, that if Consultant terminates this Agreement pursuant to Section 7(a)(i) below before the Expiration Date, Consultant shall not be entitled to receive the Retention Bonus;
          (c) If, and only if, the Company elects to extend Consultant’s engagement pursuant to Section 2(c)(i), Fifteen Thousand Dollars ($15,000.00) per month during the First Extended Term;
          (d) If, and only if, the Company elects to extend Consultant’s engagement pursuant to Section 2(c)(ii), Thirty Thousand Dollars ($20,000.00) per month during the Second Extended Term; and
          (e) If, and only if, the Company elects to extend Consultant’s engagement pursuant to Section 2(c)(iii), Twenty-five Thousand Dollars ($25,000.00) per month during the Third Extended Term.

     6. Reimbursement of Business Expenses. Company shall reimburse Consultant during the term of this Agreement for travel, entertainment, business development, data access, telephone and other expenses reasonably and necessarily incurred by Consultant in connection with Company’s business. Consultant shall furnish such documentation with respect to reimbursement to be paid hereunder as Company shall reasonably request.
     7. Termination of Engagement.
          (a) This Agreement and Consultant’s engagement hereunder may be terminated:
          (i) by either Consultant or Company at any time for any reason whatsoever or for no reason upon not less than sixty (60) days written notice;
          (ii) by Company at any time for “Cause” without prior notice; and
          (iii) upon Consultant’s death or if Consultant is Totally Disabled as defined in Section 7(c) below.
          (b) For purposes of this Agreement, for “Cause” means (i) a material breach of any provision of this Agreement by Consultant (if the breach is curable, it will constitute Cause only if it continues uncured for a period of twenty (20) days after Consultant’s receipt of written notice of such breach from Company), (ii) Consultant’s failure or refusal, in any material manner, to perform all lawful services required of him pursuant to this Agreement, which failure or refusal continues for more than twenty (20) days after Consultant’s receipt of written notice of such deficiency, (iii) Consultant’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case whether or not involving Company, that in the reasonable good faith judgment of the Board of Parent or the Board of Company, renders Consultant’s continued engagement harmful to Company, (iv) Consultant’s misappropriation of Company assets or property, including, without limitation, obtaining reimbursement through fraudulent vouchers or expense reports, (v) Consultant’s conviction or the entry of a plea of guilty or no contest by Consultant with respect to any felony or other crime that, in the reasonable good faith judgment of the Board of Parent or the Board of Company, adversely affects Company, Parent and/or either of its reputation or business, or (vi) any breach by Consultant of his fiduciary duties under Section 2(b) or under applicable law.
          (c) For purposes of this Section 7 and payment of compensation and benefits pursuant to Section 8(c), Consultant shall be considered “Totally Disabled” if, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (i) he is unable to engage in any substantial gainful activity, or (ii) he is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees and/or consultants of the Company.
     8. Compensation Upon Termination.
          (a) If Company terminates this Agreement during the Initial Term, for any reason or for no reason at all, Company shall pay to Consultant or his estate, if applicable, a monthly payment of $15,000.00 through and including the Expiration Date, the Retention Bonus at the time, and in the manner, described in Section 5(b) and all unpaid amounts required by Sections 1(b) through 1(e) (which shall not be considered compensation upon termination under this Section 8). Notwithstanding any other provision of this Agreement to the contrary, except in the case of termination as a result of Consultant’s death, Company’s obligations under this Section 8(a) shall be contingent on Consultant executing and delivering to Company a general release of claims, substantially in the form attached hereto as Appendix A.
          (b) If Consultant terminates this Agreement during the Initial Term, for any reason or for no reason at all, Consultant shall be entitled to no further compensation or other benefits under this Agreement, other than any unpaid consulting fees earned by Consultant hereunder for the period up to and including the effective date of such termination and other than all unpaid amounts required by Sections 1(b) through 1(e) (which shall not be considered compensation upon termination under this Section 8).
          (c) Except as otherwise specified in this Section 8, and Sections 1(b) through 1(e), Consultant shall not be entitled to any other compensation or benefits upon the termination of his engagement with Company for any reason whatsoever.
          (d) Immediately upon the cessation of Consultant’s engagement with the Company for any reason whatsoever, notwithstanding anything else to the contrary contained in this Agreement or otherwise, Consultant will stop serving the functions of his terminated or expired position(s) and shall be without any of the authority or responsibility for such position(s).
          (e) Notwithstanding anything to the contrary in this Section 8, Company’s obligation to pay, and Consultant’s right to receive, any compensation under this Section 8, shall terminate upon Consultant’s breach of any provision of Section 9 hereof. In addition, Consultant shall promptly forfeit any compensation received from Company under this Section 8 upon Consultant’s breach of any provision of Section 9 hereof.
     9. Covenant Not To Compete and Confidentiality.
          (a) Consultant acknowledges Company’s and Parent’s reliance and expectation of Consultant’s continued commitment to performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the part of Company and Parent, Consultant, in consideration of the compensation and other payments to be made by Company under this Agreement, and without expectation for any additional payments or compensation, agrees to the provisions set forth below.
          (i) Consultant shall not compete with Company or Parent, as defined in Section 9(a)(ii) below, for a period commencing on the Effective Date and ending:
(A) if this Agreement terminates on a Contract Term Date having run its full course, the date that is 12 months after the termination date,
(B) if this Agreement is terminated by Company under Section 7(a)(ii) or by Consultant under Section 7(a)(i), the later to occur of (I) the Contract Term Date or (II) the date that is 12 months after the date of termination, or
(C) if Company terminates this Agreement under Section 7(a)(i), the date that is 12 months after the termination date.
          (ii) The phrase “shall not compete with Company or Parent” means that Consultant shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which, in a manner that is competitive with and adverse to the business of Company or Parent, is engaged in the management of manufactured housing finance assets anywhere within the continental United States or Canada (a “Competitive Business”); provided, however, that (A) Consultant shall not be prohibited from serving as an employee of, independent contractor of, or consultant to, a company that has a subsidiary or affiliate that is a Competitive Business, so long as Consultant (x) does not serve as an employee, independent contractor or consultant for such subsidiary or affiliate engaged that is a Competitive Business, and (y) is not otherwise involved in any way in the Competitive Business on behalf of such company, (B) Consultant shall be permitted to make investments that do not interfere or conflict with the performance of Consultant’s duties or directly compete with the business of the Company and Parent, (C) Consultant shall be permitted to make passive investments in the stock of any publicly traded business (including a Competitive Business), so long as the stock investment in any Competitive Business does not rise above one percent (1%) of the outstanding shares of such Competitive Business and (D) Consultant shall be entitled, without further obligation to the Company, to pursue directly or indirectly any transaction or opportunity that might be competitive to, or within the business of, the Company so long as that transaction or opportunity first is fully presented to the Board of Directors of Parent and the Board of Directors determines that Parent and the Company will not pursue that transaction or opportunity for itself.
          (iii) Consultant shall not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose any Confidential Information, directly or indirectly, to any person outside of Company, Parent or any company owned or controlled by Company or Parent or under common control with Company, Parent or their subsidiaries (an “Affiliate”).
          (iv) Promptly upon the termination of this Agreement for any reason, Consultant (or in the event of Consultant’s death, his personal representative) shall return to Company any and all copies (whether prepared by or at the direction of Company or Consultant) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information.
          (v) For a period commencing on the Effective Date and ending upon the expiration of 12 months from the termination of this Agreement for any reason, Consultant shall not, either directly or indirectly, divert, or by aid to others, do anything which would tend to divert, from Company, Parent or any Affiliate any trade or business with any customer or supplier with whom Consultant had any contact or association during the term of Consultant’s engagement with Company or with any party whose identity or potential as a customer or supplier was confidential or learned by Consultant during his engagement by Company.
          (vi) For a period commencing on the Effective Date and ending upon the expiration of 12 months from the termination of this Agreement for any reason, Consultant shall not, either directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that such other person employ or solicit for employment, any person employed by Company during the term of this Agreement.
     As used in this Agreement, the term “Confidential Information” shall mean all business information of any nature and in any form which at the time or times concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by Company, Parent or any Affiliate (other than by the act or acts of an employee not authorized by Company to disclose such information) and which relates to any one or more of the aspects of the business of Company, Parent or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.
          (b) Consultant agrees and understands that the remedy at law for any breach by him of this Section 9 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, Consultant acknowledges that Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 9 shall be deemed to limit Company’s remedies at law or in equity for any breach by Consultant of any of the provisions of this Section 9 which may be pursued or availed of by Company.
          (c) Consultant acknowledges and agrees that the covenants set forth above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the covenants, or any part of any covenant, is invalid or unenforceable, the remainder of the covenants shall not be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the covenants, or any part of any covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce the duration or scope, as the case may be, and, enforce such provision in such reduced form. Consultant and Company intend to and hereby confer jurisdiction to enforce the covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants, or any part of any covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Consultant and Company that such determination not bar or in any way affect the right of Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions. For this purpose, such covenants as they relate to each jurisdiction shall be severable into diverse and independent covenants.
          (d) Notwithstanding any provision in this Section 10 to the contrary, in the event that the Company fails to make any payment to Consultant required under this Agreement within thirty (30) days written notice from Consultant of failure to pay, The restrictions and provisions of this Section 10 shall be null and void and of no further force or effect.
     10. No Conflicting Agreements. Consultant represents and warrants that other than his position as a Consultant to each of Parent and the Company, he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering services to either Parent or the Company during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.
     11. Excise Tax Payment. Anything in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by Consultant in connection with a Change in Control and/or Consultant’s termination or resignation of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Parent, the Company or their subsidiaries) (the “Aggregate Payment”) is determined to constitute a “parachute payment” as such term is deemed in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay to Consultant, prior to the time an excise tax imposed by Section 4999 of the Code (“Excise Tax”) is payable with respect to such Aggregate Payment, an additional amount which, after the imposition of all income and excise taxes thereon, is equal to the Excise Tax on the Aggregate Payment. The determination of whether the Aggregate Payment constitutes a parachute payment and, if so, the amount to be paid to Consultant and the time of payment pursuant to this paragraph 11 shall be made by a nationally recognized United States public accounting firm selected by the Company which has not, during the two years preceding the date of its selection, acted in any way on behalf of Parent, the Company or any affiliate thereof.
     12. Arbitration. The parties agree that any and all disputes, controversies or claims of any nature whatsoever relating to, or arising out of, this Agreement or Consultant’s engagement, whether in contract, tort, or otherwise (including, without limitation, claims of wrongful termination of employment, claims under Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or comparable state or federal laws, and any other laws dealing with employees’ rights and remedies), shall be settled by mandatory arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes (the “Rules”) and the following provisions: (A) a single arbitrator (the “Arbitrator”), mutually agreeable to Company and Consultant, shall preside over the arbitration and shall make all decisions with respect to the resolution of the dispute, controversy or claim between the parties; (B) in the event that Company and Consultant are unable to agree on an Arbitrator within fifteen (15) days after either party has filed for arbitration in accordance with the Rules, they shall select a truly neutral arbitrator in accordance with the rules for the selection of neutral arbitrators, who shall be the “Arbitrator” for the purposes of this Section 11; (C) the place of arbitration shall be Southfield, Michigan unless mutually agreed otherwise; (D) judgment may be entered on any award rendered by the Arbitrator in any federal or state court having jurisdiction over the parties; (E) all fees and expenses of the Arbitrator shall be shared equally between Company and Consultant; (F) the decision of the Arbitrator shall govern and shall be conclusive and binding upon the parties; (G) the parties shall be entitled to reasonable levels of discovery in accordance with the Federal Rules of Civil Procedure or as permitted by the Arbitrator, provided, however, that the time permitted for discovery shall not exceed eight (8) weeks and each party shall be limited to two (2) depositions; and (H) this provision shall be enforceable by specific performance and/or injunctive relief, and shall constitute a basis for dismissal of any legal action brought in violation of the duty to arbitrate. The parties hereby acknowledge that it is their intent to expedite the resolution of any dispute, controversy or claim hereunder and that the Arbitrator shall schedule the timing of discovery and of the hearing consistent with that intent. Notwithstanding anything to the contrary herein, nothing contained in this Section shall be construed to preclude Company from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent Consultant’s breach of Section 9 of this Agreement. The fees and costs of Arbitration shall be paid in the manner awarded by the Arbitrator.
     12. Notice. All notices, requests, consents and other communications, required or permitted to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as set forth below. In addition, a party may deliver a notice via another reasonable means that results in the recipient party receiving actual notice, as conclusively demonstrated by the party giving such notice.
If to Company:
Origen Financial L.L.C.
27777 Franklin Road, Suite 1700
Southfield, Michigan 48034
If to Parent:
Origen Financial, Inc.
27777 Franklin Road, Suite 1700

Southfield, Michigan 48034
Attn: Board of Directors
and, in either above case to:
Jaffe, Raitt, Heuer & Weiss,
Professional Corporation
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn: Peter Sugar
If to Consultant:
Mark Landschulz
4665 Brightmore Road
Bloomfield Hills, Michigan 48302
     13. Cooperation in Future Matters. Consultant hereby agrees that for a period of 18 months following his termination as a consultant he shall cooperate with Company’s reasonable requests relating to matters that pertain to Consultant’s engagement by Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of Company, or otherwise making himself reasonably available to Company for other related purposes. Any such cooperation shall be performed at scheduled times taking into consideration Consultant’s other commitments, and Consultant shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis. Consultant shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of Consultant would conflict with his rights under or ability to enforce this Agreement.
     14. Miscellaneous.
     (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.
     (b) The rights and obligations of Company under this Agreement shall inure to the benefit of, and shall be binding on, Company and its successors and assigns. This Agreement is personal to Consultant and he may not assign his obligations under this Agreement in any manner whatsoever and any purported assignment shall be void. For all purposes under this Agreement, the term “Company” shall include any successor to Company’s business and/or assets that assumes Company’s rights and obligations under this Agreement.
     (c) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.
     (d) This Agreement sets forth the entire understanding and agreement of Consultant and Company with respect to its subject matter and supersedes all prior understandings and agreements, whether written or oral, in respect thereof, including, without limitation, the Employment Agreement. If the terms of this Agreement shall conflict with the terms of any other agreement between the Consultant and either Parent or Company or any compensation plan, arrangement or policy of Parent or Company applicable to the Consultant, the provisions of this Agreement shall control.
          (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles.
          (f) Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.
          (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile or otherwise) of this Agreement may be made and relied upon to the same extent as an original.
          (h) Company may withhold such amounts as may be required under federal, state and local law to be withheld from the payments made under this Agreement.
          (i) No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
          (j) Consultant may, on a form prescribed by the Company, designate a beneficiary or beneficiaries to receive the benefits under this Agreement in the event of his death. If Consultant does not designate a beneficiary, his benefits will be paid first to his spouse, if surviving him, and if unmarried or if his spouse does not survive him, in equal shares to his children surviving him, and if neither his spouse nor children survive him, to his estate.
          (k) The provisions of Sections 9, 11, 12, 13 and 14 of this Agreement shall survive the termination of this Agreement, notwithstanding anything to the contrary herein.
     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Employment Agreement as of the date first written above.

COMPANY:

ORIGEN FINANCIAL L.L.C., a Delaware limited liability

By:	/s/ Ronald A. Klein

Its:	CEO

PARENT:

ORIGEN FINANCIAL, INC., a Delaware corporation

By:	/s/ Ronald A. Klein

Its:	CEO

CONSULTANT:

/s/ Mark Landschulz
MARK LANDSCHULZ

APPENDIX A
MUTUAL RELEASE AND WAIVER
     This mutual release and waiver (the “Termination Release”) is made as of the ___day of                     , 200___by and among the Companies (as defined below) and Mark Landschulz (the “Consultant”).
     WHEREAS, Consultant, Origen Financial L.L.C., a Delaware limited liability company (the “Company”) and Origen Financial, Inc., a Delaware corporation (the “Parent”) (collectively, Company and Parent are referred to as “Companies”) have entered into a Consulting Agreement (the “Consulting Agreement”) dated as of April 1, 2009 that provides for certain compensation upon termination of Consultant’s engagement; and
     WHEREAS, the Consultant has agreed, pursuant to the terms of the Engagement Agreement, to execute a release and waiver in the form set forth in this Release and Waiver (“Termination Release”) in consideration of Companies’ agreement to provide the compensation upon the termination of his engagement as set forth in the Consulting Agreement; and
     WHEREAS, the Consultant has incurred a termination of engagement effective as of ___, 20___; and
     WHEREAS, Companies and the Consultant desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Consulting Agreement or otherwise out of the Consultant’s engagement by Companies.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Companies and Consultant agree as follows:
     1. RELEASE OF COMPANY AND PARENT. In consideration for the payments to be made pursuant to the Consulting Agreement:
     (a) Except as set forth in paragraph 1(b) below, Consultant knowingly and voluntarily releases, acquits and forever discharges the Company, Parent and their respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Consultant or any of his heirs, executors, administrators, successors and assigns (“Consultant Persons”) ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including, without limitation, all claims for salary, bonuses, severance pay, vacation pay or any benefits arising under the Employee Retirement Income Security Act of 1974, as amended; any claims of sexual harassment, or discrimination based upon race, color, national origin, ancestry, religion, marital status, sexual orientation, citizenship status, medical condition or disability under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the American with Disabilities Act, The Consolidated Omnibus Budget Reconciliation Act, as amended, The Fair Labor Standards Act, as amended, and any other federal, state or local law prohibiting discrimination in employment; any claims of age discrimination under the Age Discrimination in Engagement Act, as amended by the Older Workers Benefit Protection Act, or under any other federal, state or local law prohibiting age discrimination; claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any other employment-related tort; any claim for costs, fees, or other expenses, including attorneys fees; and all claims under any other federal, state or local laws relating to employment, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
     (b) Notwithstanding the foregoing, this Release shall not be construed so as to release or discharge the Company from its obligations under Sections 1(b)-1(e), and 8 of the Consulting Agreement, and under the letter governing “Success Fees for Transaction Services” effective the same date as the Consulting Agreement. In addition, notwithstanding this Release, Consultant shall continue to be covered by Company’s and Parent’s directors and officers liability insurance and the indemnification provisions of the Company’s and the Parent’s governing documents to the extent such insurance and such indemnification provisions are applicable to Consultant.
     (c) Consultant represents that he has not filed against the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in paragraph 1(a) hereof. If Consultant has filed a complaint, charge, grievance, lawsuit or similar action, he agrees to remove, dismiss or take similar action to eliminate such complaint, charge, grievance, lawsuit or similar action within five (5) days of signing this Termination Release.
     (c) Notwithstanding the foregoing, this Termination Release is not intended to interfere with Consultant’s right to file a charge with the Equal Employment Opportunity Commission (hereinafter referred to as the “EEOC”) in connection with any claim he believes he may have against the Company. Consultant hereby agrees to waive the right to recover money damages in any proceeding he may bring before the EEOC or any other similar body or in any proceeding brought by the EEOC or any other similar body on his behalf. This Termination Release does not release, waive or give up any claim for workers’ compensation benefits, vested retirement or welfare benefits he is entitled to under the terms of Companies’ retirement and welfare benefit plans, as in effect from time to time, any right to unemployment compensation that Consultant may have, or his right to enforce his rights under the Consulting Agreement.
     2. RELEASE OF CONSULTANT
     (a) Companies knowingly and voluntarily release, acquit and forever discharge Consultant and his heirs, executors, administrators, successors and assigns (collectively, the “Consultant Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against him which Companies or their respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries their heirs, executors, administrators, successors and assigns (“Companies Persons”) ever had, now have or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including, without limitation, all claims of breach of implied or express contract, breach of promise, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy, breach of fiduciary duties, or any other business-related tort; any claim for costs, fees, or other expenses, including attorneys fees, except in any case to the extent such release is prohibited by applicable federal, state and/or local law.
     (b) Companies represent that they have not filed against the Consultant Releasees,

any complaints, charges or lawsuits and covenants, and agree that they will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Consultant Releasees arising out of any matters set forth in paragraph 2(a) hereof. If Companies has filed a complaint, charge, grievance, lawsuit or similar action, they agree to remove, dismiss or take similar action to eliminate such complaint, charge, grievance, lawsuit or similar action within five (5) days of signing this Termination Release.
     3. CONFIRMATION OF OBLIGATIONS. Consultant hereby confirms and agrees to his continuing obligations under paragraph 9 of the Consulting Agreement.
     4. NO DISPARAGEMENT.
     (a) The Consultant agrees not to disparage the Companies, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward the Company or Parent or, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Termination Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.
     (b) Companies agree not to disparage Consultant, including making any statement or comments or engaging in any conduct that is disparaging or derogatory toward Consultant, whether directly or indirectly, by name or innuendo; provided, however, that nothing in this Termination Release shall restrict communications protected as privileged under federal or state law to testimony or communications ordered and required by a court or an administrative agency of competent jurisdiction.
     5. CONFIDENTIALITY. The Consultant agrees to keep the terms of this Agreement and of this Termination Release confidential and shall not disclose the fact or terms to third parties, except as required by applicable law or regulation or by court order; provided, however, that Consultant may disclose the terms of this Termination Release to members of his immediate family, his attorney or counselor, and persons assisting him in financial planning or tax preparation, provided these people agree to keep such information confidential; provided, further, however, that the Companies may disclose the terms of this Termination Release to its certified public accounts, outside counsel or others on a need to know basis, provided these people agree to keep such information confidential.
     6. ACKNOWLEDGMENT. The Companies have advised the Consultant to consult with an attorney of his choosing prior to signing this Termination Release and the Consultant hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Consultant shall have twenty-one (21) days to consider the waiver of his rights in this Termination Release, although he may sign this Termination Release sooner if he chooses. Once he has signed this Termination Release, the Consultant shall have seven (7) additional days from the date of execution to revoke his consent to the waiver of his rights. If no such revocation occurs, the Consultant’s waiver of rights in this Termination Release shall become effective seven (7) days from the date of execution by the Consultant. In the event that the Consultant revokes his waiver of rights in this Termination Release, this Termination Release will have no force and effect and, except as provided by Section 8 of the Consulting Agreement, no post termination payments required shall be due or payable.
     7. GOVERNING LAW. This Termination Release shall be governed and construed in accordance with the laws of State of Michigan, without giving regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the Consultant and Companies have executed this Termination Release as of                      200_.

CONSULTANT:

Mark Landshulz

COMPANIES:

ORIGEN FINANCIAL L.L.C., a Delaware limited liability company

By:

Its:

ORIGEN FINANCIAL, INC., a Delaware corporation

By:

Its:

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